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                      CONSENT OF INDEPENDENT ACCOUNTANTS

To The Trustee of Loomis Sayles Investment Trust:

     We consent to the incorporation by reference in Amendment No. 9 to the Registration Statement of Loomis Sayles Investment Trust (consisting of Loomis Sayles California Tax-Free Income Fund, Loomis Sayles Core Fixed Income Fund, Loomis Sayles Core Growth Fund, Loomis Sayles Fixed Income Fund, Loomis Sayles High Yield Fixed Income Fund, and Loomis Sayles Investment Grade Fixed Income Fund (each a "Fund")) on Form N-1A (File No. 811-8282) under the Investment Company Act of 1940, as amended, and the initial Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of our reports dated February 25, 1997 on our audits of the financial statements and financial highlights of the Funds, which reports are included in the annual reports to shareholders for the year or period ended December 31, 1996, which are incorporated by reference in the Amendment to the Registration Statement. We consent to the references to our Firm under the captions, "Prior Performance" in the Prospectuses and "Independent Accountants" and "Financial Statements" in the Statements of Additional Information for the aforementioned Funds. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information for the Loomis Sayles Intermediate Duration Fixed Income Fund.

                                       COOPERS & LYBRAND L.L.P.


                                       Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 6, 1997